EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 11, 2008

DONALD F. FLYNN

/s/ Donald F. Flynn

DNB, L.P.

By:	/s/ Donald F. Flynn
Name:	Donald F. Flynn
Title:	Partner